VBI Vaccines Hepatitis B Data Selected as Presidential Poster of
Distinction at The Liver Meeting® 2017

●	Poster presentation to feature data from VBI’s Phase IV clinical study of Sci-B-Vac®, which demonstrated rapid seroprotection and high levels of hepatitis B antibodies after two vaccinations
●	Sci-B-Vac® is a third-generation Hepatitis B vaccine that contains the S antigen, pre-S1, and pre-S2 surface antigens of the Hepatitis B virus

CAMBRIDGE, Mass. (Oct. 17, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI) today announced the company’s abstract, “Antibody and Cell-mediated Immunity against PreS1, PreS2, and S Antigens after Immunizations with a Third Generation Hepatitis B Vaccine,” has been selected as a Presidential Poster of Distinction for presentation at the 68th annual meeting of the American Association for the Study of Liver Diseases (AASLD), The Liver Meeting® 2017, in Washington D.C. on October 23, 2017.

Dr. Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer, will present the poster, which highlights data from the company’s open label, Phase IV clinical study in which 91 healthy, adult volunteers aged 20 to 40 received 10 mg/mL of VBI’s third-generation Hepatitis B (HBV) vaccine, Sci-B-Vac®. Immunization with Sci-B-Vac® resulted in rapid seroprotection after two Sci-B-Vac® vaccinations, and high anti-hepatitis B surface antigen (HBsAg) geometric mean titers (GMTs). Moreover, the majority of the participants with high GMTs also possessed antibody responses against the HBsAg Pre-S1 and Pre-S2 domains.

Preliminary data highlights the utility of the inclusion of pre-S1 and pre-S2 antigens and suggests a significant contribution of the Pre-S domains to the rapid kinetics and protective titer of antibodies against HBsAg, which may correlate with improved immunogenicity.

Posters of Distinction are classified as being in the top 10% of scored poster abstracts and will receive special recognition in the Poster Hall.

Poster Presentation Details

●	Poster No.: 1865
●	Event: American Association for the Study of Liver Diseases, The Liver Meeting® 2017
●	Date: Monday, Oct. 23, 2017
●	Time: 8:00 a.m. to 5:30 p.m. EST
●	Event Website: http://2017-aasld.org

About Sci-B-Vac®

Sci-B-Vac® is a licensed third-generation hepatitis B vaccine that has demonstrated safety and efficacy in more than 300,000 patients. Sci-B-Vac is currently approved for use in Israel and in 14 other countries. In contrast to second-generation hepatitis B vaccines, which contain only one surface antigen (the S antigen), Sci-B-Vac contains the S antigen and the pre-S1 and pre-S2 surface antigens. The composition of Sci-B-Vac may prove more immunogenic in subjects that currently do not respond optimally to second-generation vaccines.

To learn more about Sci-B-Vac®, visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie, Chief Business Officer

Phone: (617) 830-3031 x128

Email: IR@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.